EXHIBIT 21 - SUBSIDIARIES OF THE REGISTRANT

                          CUMBERLAND TECHNOLOGIES, INC.


     As of December 31, 2001, the subsidiaries of Cumberland Technologies, Inc. were as follows:


o          Surety Specialists, Inc.

o          Cumberland Casualty & Surety Company

o          Qualex Consulting Group, Inc.

o          The Surety Group, Inc.

o          Associates Acquisition Corp. d/b/a Surety Associates